Exhibit 10.8

INVESTOR RIGHTS AGREEMENT

Table of Contents

		Page

ARTICLE I INTRODUCTORY MATTERS		1

1.1	Defined Terms	1
1.2	Construction	7

ARTICLE II CORPORATE GOVERNANCE MATTERS		7

2.1	Election of Directors	7
2.2	Removal of Directors	11
2.3	Compensation	11
2.4	Indemnification	12
2.5	Other Rights of Designees	13
2.6	Committee Membership	13

ARTICLE III CONFIDENTIALITY		14

3.1	Confidentiality	14

ARTICLE IV VOTING		15

4.1	Agreement to Vote	14
4.2	Restrictive Covenant	15

ARTICLE V ADDITIONAL AGREEMENTS		15

5.1	Spin-Offs or Split-Offs	15
5.2	Cooperation	15
5.3	Company Property	15

ARTICLE VI GENERAL PROVISIONS		18

6.1	Termination	18
6.2	Notices	18
6.3	Amendment; Waiver	19
6.4	Further Assurances	20
6.5	Assignment	20
6.6	Third Parties	20
6.7	Governing Law	20
6.8	Jurisdiction; Waiver of Jury Trial	20
6.9	Specific Performance	21
6.10	Entire Agreement	21
6.11	Severability	21
6.12	Table of Contents, Headings and Captions	21
6.13	Grant of Consent	21
6.14	Counterparts; Electronic Delivery	22
6.15	Effectiveness	22
6.16	No Recourse	22
6.17	Expenses	22

i

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of August 17, 2021 and effective as of the Closing (as defined below), by and among Hagerty Holding Corp., a Delaware corporation (“HHC”), State Farm Mutual Automobile Insurance Company, a mutual insurance company domiciled in the State of Illinois (“State Farm”), and Markel Corporation, a Virginia corporation (“Markel”) (each, an “Investor,” and collectively the “Investors”), and Aldel Financial Inc., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the Company, Aldel Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), and The Hagerty Group, LLC, a Delaware limited liability company (“THG”), have entered into a Business Combination Agreement, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby, among other matters, Merger Sub will be merged with THG with THG continuing as the surviving entity and a subsidiary of the Company (the “Transaction”);

WHEREAS, after consummation of the Transaction, the Company shall be the sole managing member of THG;

WHEREAS, in connection with the Transaction, State Farm and Markel are each entering into a subscription agreement (the “Subscription Agreement”) pursuant to which each is subscribing for and purchasing Class A Shares in the Company; and

WHEREAS, in connection with the Transaction, the Company and the Investors wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1            Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of the Investor Entities.

“Agreement” has the meaning set forth in the preamble hereof.

“Alternate Nominee” has the meaning set forth in Section 2.1(f) hereof.

“Alternative Vacancy Nominee” has the meaning set forth in Section 2.1(k) hereof.

“Applicable Election” has the meaning set forth in Section 2.1(c) hereof.

“Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owned,” “Beneficial Owner” and similar terms shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Board Observer” has the meaning set forth in Section 2.1(m) hereof.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in the City of New York, New York are authorized or required by Law to be closed; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Closing), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

“Class A Shares” means the Class A common stock of the Company.

“Class V Shares” means the Class V common stock of the Company.

“Closing” has the meaning set forth in the Merger Agreement.

“Committee” has the meaning set forth in Section 2.1(d) hereof.

“Common Shares” means the Company’s Class A Shares and Class V Shares.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information relating to the businesses and affairs of the Company or its Subsidiaries, or any suppliers, customers, or agents of the Company or its Subsidiaries, that is furnished by or on behalf of the Company or its designated representatives to an Investor or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i)              that is or has become publicly available other than as a result of a disclosure by an Investor or its designated representatives in violation of this Agreement;

(ii)            that was independently developed or acquired by an Investor or its designated representatives or on its or their behalf without derivation from, reliance upon, use of or reference to Confidential Information;

(iii)           that is already in an Investor’s possession (provided, that such information is not subject to another confidentiality agreement with or other obligation of secrecy to the Company);

(iv)           that is or becomes available to an Investor on a non-confidential basis from a source other than the Company (provided, that such source is not known by such Investor to be bound by a confidentiality agreement with or other obligation of secrecy to the Company); or

(v)             that is provided to an Investor or a Subsidiary thereof pursuant to a commercial or contractual arrangement entered into in the ordinary course of business between the Company and such Investor or Subsidiary (provided, that nothing herein shall be deemed to affect any confidentiality obligation under any such commercial or contractual arrangement).

“Control” (including its correlative meaning, “Controlled”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Covered Person” means (i) each Investor Entity, in each case in his, her or its capacity as such, and each such Person’s successors, heirs, estates or legal representative, (ii) any Affiliate, in his, her or its capacity as such, of an Investor Entity, in his, her or its capacity as such and (iii) any Affiliate, officer, director, shareholder, partner, member, employee representative or agent of any of the foregoing, in each case in clauses (i) or (ii) whether or not such Person continues to have the applicable status referred to in such clauses.

“DGCL” has the meaning set forth in Section 5.5.

“Director” means any director of the Company from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excluded Securities” means any securities of the Company issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement or other similar arrangement; (b) the exercise or conversion of options to purchase Class A Shares issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (e) pursuant to any rights, agreements, options or warrants granted after the date of this Agreement, so long as the pre-emptive rights established by Section 5.4 were complied with, waived, or were inapplicable pursuant to any provision of Section 5.4 with respect to the initial sale or grant by the Company of such rights, agreements, options or warrants; (f) the entry into any strategic or commercial relationship the primary purpose of which is not to raise capital for the Company or its Subsidiaries; (g) upon exchange of Class V Shares and units in THG pursuant to the terms of that certain Exchange Agreement, to be entered into at the Closing pursuant to the Merger Agreement (the “Exchange Agreement”); (h) upon exercise of any rights, agreements, options or warrants issued and outstanding as of the date hereof; (i) pursuant to any debt financing or refinancing from a bank or similar financial or lending institution; or (j) a stock split, stock dividend or any similar recapitalization.

“Exercise Period” has the meaning set forth in Section 5.1(c) hereof.

“Family Group” means Kim Hagerty, Tammy Hagerty, McKeel Hagerty or any of their Family Members or any Person with respect to which one or more members of the Family Group have Voting Control.

“Family Member” means, with respect to a Person, a spouse, sibling or spouse of a sibling, lineal descendant (whether natural or adopted) or spouse of a lineal descendant, or any trust created for the benefit of any such individual or of which any of the foregoing is a beneficiary.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HHC” has the meaning set forth in the preamble hereof.

“Indemnified Liabilities” has the meaning set forth in Section 2.4 hereof.

“Investor Designee” means each individual whom an Investor has designated pursuant to Section 2.1(a), Section 2.1(f), Section 2.1(j) or Section 2.1(k) or nominated pursuant to Section 2.1(b) and who is thereafter elected and qualifies to serve as a Director.

“Investor Entities” means the Investors and their Affiliates and their respective successors.

“Investors” has the meaning set forth in the preamble hereof.

“Issuance Notice” has the meaning set forth in Section 5.1(b) hereof.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Losses” means any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, tax, expense and causes of action of any nature whatsoever.

“LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of The Hagerty Group, LLC, to be entered into at the Closing pursuant to the Merger Agreement.

“Markel” has the meaning set forth in the preamble hereof.

“Merger Agreement” has the meaning set forth in the recitals hereof. “Merger Sub” has the meaning set forth in the recitals hereof.

“NewCo” has the meaning set forth in Section 5.1 hereof.

“New Securities” means any shares of capital stock of the Company, as well as rights, options, or warrants to purchase such shares of capital stock, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such shares of capital stock, other than Excluded Securities.

“Nominee” has the meaning set forth in Section 2.1(c) hereof.

“Nominee Rejection” has the meaning set forth in Section 2.1(l) hereof.

“Nonparty Affiliate” has the meaning set forth in Section 6.16 hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Pre-emptive Shares” has the meaning set forth in Section 5.1(a) hereof.

“Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust solely for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; (c) any Charitable Trust validly created by a Qualified Stockholder; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; and (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, Control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.

“Qualified Stockholder” means (a) any member of the Family Group, (b) Markel or (c) a Qualified Transferee of the foregoing.

“Qualified Transfer” means any Transfer of Class V Shares: (a) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (i) one or more Family Members of such Qualified Stockholder or (ii) any Qualified Entity of such Qualified Stockholder; (b) by a Qualified Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (ii) any other Qualified Entity of such Qualified Stockholder; or (c) by a Qualified Stockholder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (A) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (B) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such Class V Shares are Transferred to it, that such Class V Shares shall automatically be converted into Class A Shares upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

“Qualified Transferee” means a Transferee of Common Shares received in a Transfer that constitutes a Qualified Transfer.

“Qualified Trust” means a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member of a Qualified Stockholder or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments.

“SEC” means the Securities and Exchange Commission.

“State Farm” has the meaning set forth in the preamble hereof.

“Strategic Investor Covered Person” means State Farm, Markel and each of their respective Covered Persons.

“Subscription Agreement” has the meaning set forth in the recitals hereof.

“Subsidiary” means, with respect to any Person, an entity that is Controlled, directly or indirectly, by such Person.

“Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

“Third-Party Claim” means any (i) claim brought by a Person other than a Covered Person or the Company or any of its Subsidiaries and (ii) any derivative claim brought in the name of the Company or any of its Subsidiaries that is initiated by any Person other than a Covered Person.

“Transaction” has the meaning set forth in the recitals hereof.

“Transfer” means to voluntarily or involuntarily, transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (i) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Vacancy Nominee” has the meaning set forth in Section 2.1(j) hereof.

“Voting Control” (x) with respect to a Common Share means the power, directly or indirectly, to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting Control of that Person.

1.2            Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified, (d) the term “including” is not limiting and means “including without limitation,” and (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II
CORPORATE GOVERNANCE MATTERS

2.1            Election of Directors.

(a)            At the Closing, the Company and the Investors shall take all necessary action to cause the Board to be composed of nine (9) directors, which shall include:

(i)               two (2) individuals designated by HHC;

(ii)             one (1) individual designated by State Farm;

(iii)            one (1) individual designated by Markel; and

(iv)            one (1) individual designated by Aldel Investors LLC, a Delaware limited liability company.

(b)            From and after the Closing, the Company and the Investors shall take all necessary action (to the extent permitted by applicable Law) to cause the Board to nominate for election at each annual meeting of stockholders of the Company at which Directors are to be elected:

(i)              for so long as the Family Group and Qualified Transferees of the Family Group hold at least (A) fifty percent (50%) of the Common Shares the Family Group owns as of the Closing (taking into account any securities issued with respect to such Common Shares, any share equivalents and any adjustments to such Common Shares, including pursuant to a stock dividend, stock split, reclassification, recapitalization or pursuant to an exchange (including a merger or consolidation)), two (2) individuals designated by HHC (or another member of the Family Group designated by members of the Family Group holding a majority of the total Common Shares of the Family Group), and (B) twenty five percent (25%) of the Common Shares the Family Group owns as of the Closing (taking into account any securities issued with respect to such Common Shares, any share equivalents and any adjustments to such Common Shares, including pursuant to a stock dividend, stock split, reclassification, recapitalization or pursuant to an exchange (including a merger or consolidation)), one (1) individual designated by HHC (or another member of the Family Group designated by members of the Family Group holding a majority of the total Common Shares of the Family Group);

(ii)             for so long as State Farm and its Affiliates hold at least fifty percent (50%) of the Common Shares it owns as of the Closing (taking into account any securities issued with respect to such Common Shares, any share equivalents and any adjustments to such Common Shares, including pursuant to a stock dividend, stock split, reclassification, recapitalization or pursuant to an exchange (including a merger or consolidation)), one (1) individual designated by State Farm; and

(iii)            for so long as Markel and its Affiliates hold at least fifty percent (50%) of the Common Shares it owns as of the Closing (taking into account any securities issued with respect to such Common Shares, any share equivalents and any adjustments to such Common Shares, including pursuant to a stock dividend, stock split, reclassification, recapitalization or pursuant to an exchange (including a merger or consolidation)), one (1) individual designated by Markel.

(c)            Each Investor shall notify the Company of its nominee or nominees (a “Nominee”) pursuant to Section 2.1(b) by giving written notice to the Company in no event later than the deadline for receipt of a stockholder proposal to be eligible for inclusion in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, with respect to any meeting of the Company’s stockholders at which Directors are to be elected (any such meeting, an “Applicable Election”).

(d)            The Investors will, in connection with such nomination, (i) provide such additional information about the Nominee as is reasonably requested by the Nominating and Corporate Governance Committee of the Board or other relevant committee of the Board that oversees nominations of members of the Board (the “Committee”) and (ii) cause the Nominee to be reasonably available for interviews and discussions with the Committee.

(e)            Subject to Section 2.1(l), the Company shall take all actions reasonably necessary to ensure that (i) the Nominee is included in the Board’s slate of nominees submitted to the stockholders for election as directors at the next Applicable Election; (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the next Applicable Election; (iii) the Board recommends that the Company’s stockholders vote in favor of the election of the Nominee; (iv) the Company supports the Nominee for election in a manner no less favorable than the manner in which the Company supports its other nominees; and (v) the Company otherwise uses commercially reasonable efforts to cause the election of the Nominee to the Board at each Applicable Election.

(f)             If there is a Nominee Rejection (as defined below) pursuant to Section 2.1(l) hereof, then the applicable Investor shall have the right to designate an alternate Person to be nominated for election by the Board (the “Alternate Nominee”) by giving written notice to the Company in accordance with Section 6.2 hereof in no event later than fifteen (15) days after receipt of notice of the Nominee Rejection.

(g)             Each Investor entitled to nominate a Nominee will, in connection with such nomination, provide such additional information about the Alternate Nominee as is reasonably requested by the Committee and (ii) cause the Alternate Nominee to be reasonably available for interviews and discussions with the Committee.

(h)            Subject to Section 2.1(l), the Company shall take all actions reasonably necessary to ensure that: (i) the Alternate Nominee is included in the Board’s slate of nominees submitted to the Company’s stockholders for election as directors at the next Applicable Election; (ii) the Alternate Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the next Applicable Election; (iii) the Board recommends that the Company’s stockholders vote in favor of the election of the Alternate Nominee; (iv) the Company supports the Alternate Nominee for election in a manner no less favorable than the manner in which the Company supports its other nominees; and (v) the Company otherwise uses commercially reasonable efforts to cause the election of the Alternate Nominee to the Board at each Applicable Election.

(i)             The Company shall work in good faith with the Investors to identify and pre-clear Nominees and Alternate Nominees, as the case may be, and take such other actions as reasonably requested by the Investors to assist the Investors in submitting Nominees or Alternate Nominees, as the case may be, that will not result in a Nominee Rejection under Section 2.1(l) hereof.

(j)             For so long as an Investor is entitled to nominate a Nominee, if a vacancy occurs because of the death, disability, disqualification, resignation or removal of such Investor’s Investor Designee as a member of the Board, the Company shall provide written notice of such vacancy to the applicable Investor within five (5) Business Days of such vacancy. Such Investor shall be entitled to designate such Person’s successor (the “Vacancy Nominee”) by giving written notice to the Company within thirty (30) days of the date the Investor receives written notification of the vacancy from the Company. Such Investor will provide the Company with such additional information about the Vacancy Nominee as is reasonably requested by the Committee and cause the Vacancy Nominee to be reasonably available for interviews and discussions with the Committee. Any successor that is appointed to fill a vacancy pursuant to this Section 2.1(j) shall have the right to serve until the next Applicable Election, or until his/her successor is elected and duly qualified.

(k)            If there is a Nominee Rejection with respect to a Vacancy Nominee, then the applicable Investor shall have the right to designate an alternative Person to fill the vacancy (the “Alternative Vacancy Nominee”) by giving written notice to the Company no later than fifteen (15) days after receipt of notice of the Nominee Rejection. Such Investor will promptly provide the Company with such additional information about the Alternative Vacancy Nominee as is reasonably requested by the Committee and cause the Alternative Vacancy Nominee to be reasonably available for interviews and discussions with the Committee.

(l)             Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to appoint to the Board, cause to be nominated for election to the Board or recommend to the stockholders the election of any Person the appointment, nomination or recommendation of whom the Board or the Committee determines in good faith, after consultation with and upon the advice of outside legal counsel, would constitute a breach of its fiduciary duties (a “Nominee Rejection”); provided, however, that upon the occurrence of a Nominee Rejection, the Company shall promptly notify the applicable Investor in writing of the occurrence of such Nominee Rejection, the reasons therefor and permit the Investor to provide an alternate Person in accordance with the applicable provisions hereof (Section 2.1(e) for a Nominee or Alternate Nominee for election at stockholder meetings and Section 2.1(j) and Section 2.1(k) for a Vacancy Nominee or Alternative Vacancy Nominee for filling vacancies on the Board) and the Company shall use commercially reasonable efforts to perform its obligations hereunder with respect to such Alternate Nominee or Alternative Vacancy Nominee.

(m)           Notwithstanding the foregoing, for so long as an Investor is entitled to designate a Nominee pursuant to Section 2.1(b), an Investor may, in lieu of designating a Nominee, designate an observer (a “Board Observer”) to attend meetings of the Board. As a condition to attending any meetings or receiving any materials, a Board Observer will enter into a customary confidentiality agreement with the Company. A Board Observer shall not be entitled to vote on matters presented to, or discussed by, the Board at any such meetings; provided that the Board Observer may be excluded from access to any material or meeting or portion thereof to the same extent an Investor’s Nominee would need to recuse himself or herself. The Board Observer shall be timely notified of the time and place of any Board meetings and will be given written notice of all proposed actions to be taken by the Board at such meeting or by any written consent of the Board as if the Board Observer were a Director. Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting). The Board Observer shall have the right to receive all information provided to the members of the Board (i) in anticipation of or at such meeting (regular or special and whether telephonic or otherwise) and (ii) in connection with seeking and entering into any written consent in lieu thereof, in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members. The Company shall reimburse any Board Observer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with its participation in any such meeting. For the avoidance of doubt, the Board Observer shall have no fiduciary duty to the Company, its Affiliates or its equityholders.

(n)            The rights of the parties hereto do not attach to their respective Common Shares  and may only be assigned pursuant to Section 6.5 hereof.

2.2            Resignation or Removal of Directors. Until such time as a Control Trigger Event (as defined in the Company’s Second Amended and Restated Certificate of Incorporation to become effective at a Closing) occurs, the provisions of this Section 2.2 shall apply.

(a)            The Board by majority vote (excluding the Director subject to removal) may recommend the removal of any Director to the shareholders of the Company, regardless of whether such Director is an Investor Designee. For the avoidance of doubt, the vacancy created by such removal shall be filled in accordance with Section 2.1.

(b)            Each of the Investors has the right to cause its Investor Designee to resign or recommend to the shareholders of the Company that its Investor Designee be removed from the Board, and the vacancy created by such resignation or removal shall be filled in accordance with Section 2.1.

(c)            In the event that the Board or an Investor makes the recommendation that a Director should be removed pursuant to Section 2.2(a) or Section 2.2(b), the Board or such Investor, as applicable, shall provide written notice to the Company and the other Investors of such determination, and the Investors agree to take all action necessary to give effect to such determination, including appearing at a meeting and voting or causing to be voted at such meeting all of its Common Shares, or executing a written consent, in favor of removal of any such Director.

2.3            Compensation. Except to the extent the Investors may otherwise notify the Company, the Investor Designees (to the extent they are not also employees of the Company) shall be entitled to compensation consistent with the compensation received by other non-employee Directors and members of committees of the Board, including any fees and equity awards and any reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance of meetings of the Board (or committees of the Board) or the performance of their other duties as a Director. The Company shall reimburse each Director for his or her reasonable out-of-pocket expenses incurred in connection with the attendance of meetings of the Board or any committee of the Board.

2.4            Indemnification.

(a)            To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend each Covered Person from and against any Losses (other than for taxes based on fees or other compensation received by such Covered Person from the Company or its Subsidiaries), expenses (including reasonable legal fees and expenses), judgments, fines and other amounts which may be imposed on, asserted against, paid in settlement, incurred or suffered by such Covered Person or any of them, as a party or otherwise, before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), in connection with any threatened, pending or completed Third-Party Claim arising directly or indirectly out of or in connection with an Investor Entity’s or their other Covered Persons’ investment in, or actual, alleged or deemed Control or ability to influence, the Company or any of its Subsidiaries if the Covered Person’s conduct was in good faith and to the extent such Losses did not arise out of a breach by such Covered Person or its Affiliates of this Agreement; and, if the Covered Person is a Director, officer or employee of the Company (or an Affiliate Controlled by, or a successor, heir, estate or legal representative or a Director, officer or employee of the Company), the Covered Person reasonably believed (or, if the Covered Person is a successor, heir, or estate of, a Director, officer or employee of the Company, then such Director, officer or employee of the Company reasonably believed) that his, her or its conduct was in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful, and did not include any transaction from which such Covered Person derived an improper personal benefit. If and to the extent that the foregoing indemnification is unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. The rights of any Covered Person to indemnification and contribution hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Covered Person is or becomes a party or is or otherwise becomes the beneficiary under law or regulation or under the organizational documents of the Company or, any of its Subsidiaries and shall extend to such Covered Person’s successors and assigns. The Company shall not be liable for amounts paid in settlement of any action effected without its written consent (which written consent shall not be unreasonably withheld, conditioned or delayed by the Company), but if any action is settled with written consent of the Company, or if there is a final judgment against a Covered Person in any such action, the Company agrees to indemnify and hold harmless the Covered Person to the extent provided above from and against any Losses by reason of such settlement or judgment. In addition, the Company shall not be required to indemnify a Covered Person for any disgorgement of profits made from the purchase or sale by such Covered Person of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act, or to indemnify or advance expenses to a Covered Person in any circumstance where such indemnification has been determined to be prohibited by Law, by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing. Notwithstanding anything herein to the contrary, each of the Covered Persons shall be a third party beneficiary of the rights conferred to such Covered Persons in this Section 2.4. This Section 2.4 shall survive any termination of this Agreement.

(b)            To the extent provided in this Section 2.4, the Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to any Covered Person under this Agreement are primary and any obligation of any Investor Entity (or any Affiliate thereof) to provide advancement or indemnification for the same Losses (including all interest, assessment and other charges paid or payable in connection with or in respect of such Losses) incurred by a Covered Person are secondary), and if any Investor Entity (or any Affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any Covered Person, then (i) such Investor Entity (or such Affiliate, as the case may be) shall be fully subrogated to all rights of the Covered Person with respect to the payments actually made and (ii) the Company shall reimburse such Investor Entity (or such other Affiliate) for the payments actually made. The Company hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each Affiliate of the Company not to exercise), any claims or rights that the Company may now have or hereafter acquire against any Covered Person (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Covered Person against any Covered Person, whether such claim, remedy or right arises in equity or under contract, Law or otherwise, including any right to claim, take or receive from any Covered Person, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.

2.5            Other Rights of Investor Designees. Except as provided in Sections 2.3 and 2.4, each Investor Designee serving on the Board (or any committee of the Board) shall be entitled to the same rights and privileges applicable to all other members of the Board (or committee of the Board) generally or to which all such members of the Board (or committee of the Board) are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and advance fees and expenses of the Investor Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Investor Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board (or committee of the Board) pursuant to the charter, articles of association or other organizational document of the Company, applicable Law or otherwise. The Company shall maintain directors’ and officers’ liability insurance (including Side A coverage) covering the Company’s and its Subsidiaries’ directors and officers and issued by reputable insurers, with appropriate and customary policy limits, terms and conditions (including “tail” insurance if necessary or appropriate). This Section 2.5 shall survive any termination of this Agreement.

2.6            Committee Observation. Subject to applicable Law and the listing standards of the NYSE (or other national securities exchange on which the Common Shares are then listed), the Company shall deliver written notice of any meetings or actions to be taken by written consent of any committees of the Board to the Investor Designees and any Board Observer at the same time as the members of such committees of the Board receive notice, and any Investor Designee or any Board Observer, as applicable, shall be entitled to attend (but not vote) at the meetings of any such committee of the Board as an observer unless such Investor Designee is a member of such committee.

ARTICLE III
CONFIDENTIALITY

3.1            Confidentiality. Each Investor agrees that it will, and will direct its designated representatives to, keep confidential and not disclose or use for any purpose any Confidential Information that it or its representatives may obtain due to their role as an Investor or member of the Family Group, as applicable; provided, however, that each member of the Family Group and each Investor and their respective designated representatives may disclose Confidential Information to the Investor Designees and (a) to its Affiliates and its and its Affiliates’ attorneys, accountants, consultants and other advisors, in the case of Investors, retained in connection with such Investor’s investment in the Company to the extent reasonably necessary for a legitimate business purpose arising from the Investor’s investment in the Company, (b) to the extent required or requested to be disclosed by such Investor or their respective Affiliates or representatives, by Law (but only (i) to the extent so required, (ii) to the extent permitted by Law, after notifying the Company sufficiently in advance of such disclosure that the Company may seek a protective order or other remedy preventing such disclosure, and (iii) at the Company’s request and expense, requesting confidential treatment of the Confidential Information required to be disclosed), (c) to a bona fide third party (including banks, lenders or other financing sources) for due diligence purposes under a nondisclosure agreement that prohibits the use or disclosure of such Confidential Information or (d) as the Company may otherwise consent in writing prior to such disclosure or use; provided, further, however, that each Investor agrees to be responsible for any breaches of this Section 3.1 by any Person to which it has disclosed Confidential Information obtained due to their role as an Investor or member of the Family Group, as applicable. For the avoidance of doubt, nothing in this Agreement shall prohibit HHC from disclosing Confidential Information to any of its stockholders and HHC and such stockholders disclosing Confidential Information to any of their attorneys, accountants, consultants and other advisors; provided that any such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and HHC shall be responsible for any breach of this Section 3.1 by any such Person. No Confidential Information shall be deemed to be provided to any Person, unless such Confidential Information is actually provided to such Person. Notwithstanding the foregoing, an Investor and its Affiliates may disclose Confidential Information, without notice to any other party, to any governmental agency, regulatory authority, or self-regulatory authority (including, without limitation, insurance examiners) having or claiming to have authority to regulate or oversee any aspect of such Investor’s or its Affiliate’s business in connection with the exercise of such authority, so long as such audit, examination, or investigation does not target the Company or the Confidential Information.

ARTICLE IV
VOTING

4.1            Agreement to Vote. Each Investor agrees that (a) at any Applicable Election, (i) the Investor shall appear at such meeting or otherwise cause such Investor’s Common Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) the Investor shall vote or cause to be voted at such meeting all of its Common Shares in favor of electing the Nominees or Alternate Nominees, as applicable and (b) at any meeting of the holders of Common Shares (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, such Investor shall vote (or cause to be voted), in person or by proxy, all of its Common Shares against (i) any amendment of the Company’s certificate of incorporation or by-laws that would result in the removal of an Investor Designee or prevent the future election of any Nominee or Alternate Nominee and (ii) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would frustrate, prevent or nullify this Agreement. For the avoidance of doubt, the Investor shall retain at all times the right to vote any Common Shares in such Person’s sole discretion, and without any other limitation hereunder, on any matters other than those explicitly set forth in Article II that are at any time or from time to time presented for consideration to the holders of Common Shares.

4.2            Restrictive Covenant. Each Investor hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with such Investor’s obligations pursuant to this Agreement. Each Investor shall inform its directors, officers, employees and Affiliates of such Investor’s obligations under this Agreement and direct each of them not to take any action (or fail to take any action) that would be reasonably likely to result in such Investor breaching any such obligation.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1            Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Investor will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a shareholders agreement or investor rights agreement with the Investors that provides the Investor Entities with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

5.2            Cooperation. Each Investor shall reasonably cooperate with the Company and the Board and furnish to the Company, at the Company’s expense, any and all pertinent information in its possession or under its Control relating to such Investor that is reasonably requested or required by any Governmental Authority, financial or tax advisor in connection with the conduct of business by the Company or any of its Affiliates. The Company shall provide reasonable advance written notice to each Investor of any such information request and, to the extent requested to do so by any Investor, take all reasonable efforts, to the extent practicable, to seek to minimize the amount of such information that such Investor making such request is required to provide. The Company shall take all reasonable efforts to preserve the confidentiality of any such information furnished by any Investor at the request of the Company pursuant to this Section 5.2, including requesting reliable assurance that confidential treatment will be accorded any such information furnished to a third party. To the extent practicable, an Investor may provide any such information, to the extent confidential or proprietary, directly to the third party requesting such information rather than to the Company.

5.3            Company Property. No real or other property of the Company shall be deemed to be owned by any Investor individually, but shall be owned by and title shall be vested solely in the Company. The interests of the Investors in the Company shall constitute personal property.

5.4            Pre-emptive Rights.

(a)            For so long as it is entitled to nominate a Nominee under Section 2.1(b), each Investor shall have the right to purchase its pro rata portion (the “Pre-emptive Shares”) of any New Securities (other than, for the avoidance of doubt, any Excluded Securities) that the Company may from time to time issue or sell to any Person (including in a registered public offering) such that the Investor may maintain its relative ownership position in the Company, on a fully diluted basis. For this purpose, each Investor’s pro rata share is equal to the ratio of (a) the number of Common Shares (including all Common Shares issuable or issued upon exercise or conversion of outstanding warrants or options or convertible securities) of which such Investor, together with its Affiliates, is a holder or would be a holder upon conversion or exercise at the time notice of the proposed issuance of such New Securities is given by the Company pursuant to Section 5.1(b) to (b) the total number of Common Shares (including all Common Shares issued or issuable upon the exercise or conversion of any outstanding warrants or options or convertible securities) outstanding immediately prior to the issuance of such New Securities.

(b)           The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) to the Investors, as appropriate, which Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)            the number of New Securities proposed to be issued and the percentage of the Company’s outstanding capital stock that such issuance would represent;

(ii)           the number of Pre-emptive Shares to which each Investor would be entitled;

(iii)          the proposed issuance date, which shall be at least 10 Business Days following the date of the Issuance Notice; and

(iv)          the proposed purchase price per share or that the purchase price per share will be determined based upon the trading price of the Company’s Common Shares at the time of issuance or by some other method.

(c)            The Investors, as applicable, shall for a period of seven Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, all or a portion of the Pre-emptive Shares by delivering a written notice to the Company. An Investor’s election, as applicable, to purchase Pre-emptive Shares shall be binding and irrevocable. If an Investor fails to deliver such written notice of its election within the Exercise Period in accordance with this Section 5.4(c), such Investor shall be deemed to have waived all of its pre-emptive rights with respect to any such issuance.

(d)           In the case of a sale of New Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

(e)            The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice, including with respect to any Pre-emptive Shares not elected to be purchased pursuant to Section 5.4(c) above, in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced in the Company’s discretion) so long as such issuance or sale is closed within 90 days after the expiration of the Exercise Period. In the event the Company has not sold such New Securities in such time period, the Company shall not thereafter issue or sell any New Securities without first delivering an Issuance Notice, as appropriate, in accordance with the procedures set forth in this Section 5.4.

(e)                    The Company and Investors shall consummate the issuance and sale of any Pre-emptive Shares at the same time and upon the same terms and conditions as the other purchasers of New Securities described in the Issuance Notice.

5.5            Corporate Opportunity Doctrine Waiver. To the fullest extent permitted by Section 122(17) of the DGCL or any other applicable Law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, the Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates) hereby renounces any interest or expectancy to participate in any business or investments of any Strategic Investor Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Strategic Investor Covered Person and shall indemnify a Strategic Investor Covered Person against any claim that such Strategic Investor Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision. In the event that a Strategic Investor Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Strategic Investor Covered Person and (y) the Company or any of its Subsidiaries or controlled Affiliates, the Strategic Investor Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or any of its Subsidiaries or controlled Affiliates. To the fullest extent permitted by Section 122(17) of the DGCL or any other applicable Law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, the Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates) hereby renounces any interest or expectancy in any potential transaction or matter of which the Strategic Investor Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Strategic Investor Covered Person solely in his or her capacity as a Director of the Company, and waives any claim against each Strategic Investor Covered Person and shall indemnify a Strategic Investor Covered Person against any claim, that such Strategic Investor Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Strategic Investor Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Company; provided, however, in each such case, that any corporate opportunity which is expressly offered to a Strategic Investor Covered Person solely in his or her capacity as an officer or Director of the Company shall belong to the Company. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Strategic Investor Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Section 5.5, in which case any such advanced expenses shall be promptly reimbursed to the Company. Notwithstanding the foregoing, the Company does not renounce its interest in any corporate opportunity, and this Section 5.5 shall not apply to any corporate opportunity, related to the insurance of classic or collectible automobiles or to the classic or collectible automotive lifestyle business. For the avoidance of doubt, no corporate opportunity shall be deemed a corporate opportunity of the Company unless such opportunity is expressly offered to a Strategic Investor Covered Person solely in his or her capacity as an officer or Director of the Company.

ARTICLE VI
GENERAL PROVISIONS

6.1            Term and Termination. This Agreement shall become effective upon the Closing, and, except for Sections 2.4 and 3.1 and this Article VI, this Agreement shall terminate with respect an Investor at such time as such Investor is no longer entitled to designate a Nominee pursuant to Section 2.1(b) hereof, and this Agreement shall terminate in its entirety at such time as no Person is entitled to designate a Nominee pursuant to Section 2.1(b).

6.2            Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic mail or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by electronic mail (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

Notices to the Company shall be delivered at:

Hagerty, Inc.
P.O. Box 1303

Traverse City, MI 49685-1303

Attention: Barbara Matthews

E-mail: bmatthews@hagerty.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn St.

Chicago, IL 60603
Attention: Sean Keyvan
E-mail: skeyvan@sidley.com

Notices to HHC shall be delivered at:

Hagerty Holding Corp.
P.O. Box 1303

Traverse City, MI 49685-1303

Attention: Jessica Sullivan, Vice President of Shareholder Relations

E-mail: jsullivan@hagerty.com

with copies to:

Sidley Austin LLP
One South Dearborn St.

Chicago, IL 60603
Attention: Sean Keyvan
E-mail: skeyvan@sidley.com

Notices to Markel shall be delivered at:

Markel Corporation

4521 Highwoods Parkway

Glen Allen, VA 23060

Attention: Managing Executive, Corporate Development

E-mail: Rob.Whitt@markel.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Michael Pinsel
Email: mpinsel@sidley.com

Notices to State Farm shall be delivered at:

State Farm Mutual Automobile Insurance Company

One State Farm Plaza

Bloomington, IL 61710

Attention: Jordan Sax and Matthew Melick

Email: jordan.sax.l2ka@statefarm.com
             matthew.melick.ltne@statefarm.com

with copies (which shall not constitute notice) to:

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, IL 60606

Attention: Edward Best

Email: ebest@mayerbrown.com

6.3            Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.4            Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in any Investor Entity being deprived of the rights contemplated by this Agreement.

6.5            Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, an Investor may assign its rights and obligations under this Agreement, in whole or in part, to any Qualified Transferee of Common Shares that is an Affiliate of such Investor, so long as such Qualified Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as an Investor hereunder, whereupon such Transferee shall be deemed an “Investor” hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

6.6            Third Parties. Except as provided for in Article II, Article IV and Article V with respect to any Investor Entity, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

6.7            Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court.

6.8            Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (a) irrevocably submits to the exclusive jurisdiction of the courts set forth in Section 6.7 for itself and with respect to its respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agrees not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action in any such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties HERETO hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the TransactionS CONTEMPLATED HEREIN.

6.9            Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

6.10          Entire Agreement. This Agreement and, solely with respect to the Company and Markel, together with the LLC Agreement and the Exchange Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

6.11          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

6.12         Table of Contents, Headings and Captions. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.13          Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Investors hereunder shall be effective if notice of such vote, consent, approval, designation or other action is provided in accordance with Section 6.2 hereof by the Investors as of the latest date any such notice is so provided to the Company.

6.14          Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to the Transactions shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including any state Law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

6.15          Effectiveness. This Agreement shall become effective upon the Closing, and shall automatically terminate upon the valid termination of the Merger Agreement pursuant to its terms.

6.16          No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the transactions contemplated by the Merger Agreement to be consummated, may be made only against and are those solely of the Persons that are expressly identified as parties to this Agreement and may not be made against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such claim, cause of action, liability or obligation.

6.17          Expenses. Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement and the Subscription Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

ALDEL FINANCIAL, INC.

By:	/s/ Hassan Baqar

Name: Hassan Baqar
Title: Chief Financial Officer

[Signature Page to Investor Rights Agreement]

INVESTORS:

HAGERTY HOLDING CORP.

By:	/s/ McKeel Hagerty

Name: McKeel Hagerty
Title: Chief Executive Officer

MARKEL CORPORATION

By:	/s/ Richard R. Whitt, III

Name: Richard R. Whitt, III
Title: Co-Chief Executive Officer

STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY

By:	/s/ Jon C. Farney

Name: Jon C. Farney
Title: Sr. Vice President and CFO

By:	/s/ Richard A. Rebholz

Name: Richard A. Rebholz
Title: Vice President - Investment Operations

[Signature Page to Investor Rights Agreement]